Exhibit 99.1

American Media, Inc. Names Dean Durbin Executive Vice President

and Chief Financial Officer

New York, NY, January 21, 2008 – American Media, Inc. (AMI) today announced that Dean Durbin has been named Executive Vice President and Chief Financial Officer of American Media Operations, Inc. (AMOI), its operating subsidiary. Mr. Durbin, an executive with more than 30 years of financial and publishing experience, succeeds Jack Craven, who has resigned and will serve as a consultant to the company.

As AMOI’s Executive Vice President and Chief Financial Officer, Mr. Durbin will have responsibility for the company’s finances, accounting, financial reporting, information technology and planning functions. He will also play a significant role in the company’s business development activities, and be involved with investor relations.

Mr. Durbin previously spent seven years at Vertis Communications, Inc., a provider of print advertising, direct marketing solutions, and related value added services to retail and consumer services companies, most recently as Chief Executive Officer, a position in which he managed assets totaling $1.1 billion. He spent his first four years at Vertis as Senior Vice President and Chief Financial Officer. Mr. Durbin’s experience also includes positions as Senior Vice President and Chief Financial Officer at both TC Advertising and The Thomson Corporation-Professional Publishing Group. He began his business career at The McGraw-Hill Companies, eventually becoming the Vice President, Construction Group Controller.

“Dean has wide-ranging experience in financial reporting and analysis, strategic planning, forecasting, Sarbanes-Oxley compliance, mergers, acquisitions and divestitures, and I expect that he will be an excellent addition to our senior management team and a contributor to our continued success,” said David Pecker, AMI’s Chairman and CEO.

“I want to thank Jack Craven for his outstanding contributions to AMI,” Mr. Pecker continued. “He guided us through the restatement process and brought our required filings up to date. His financial acumen was invaluable during this time and I’m delighted he will remain a resource for us in the future.”

Richard Bressler, Managing Director at Thomas H. Lee Partners, said, “I can’t thank Jack enough for the tremendous job he did at AMI. In Dean Durbin, we have an executive whose financial knowledge and insight will be as important to the company going forward as Jack’s talents were in getting us to where we are today.” Thomas H. Lee Partners, together with Evercore Capital Partners, are the principal shareholders in AMI.

Mr. Craven added, “I have accomplished what I wanted to achieve at AMI and look forward to an ongoing relationship with David as well as having the opportunity to work with new clients.”

Mr. Pecker said that AMI’s performance in its current fiscal year is its strongest in recent years. The magazines Shape, Men’s Fitness and Star are each generating the largest advertising revenue in their respective histories, and the key newspaper tabloids, led by the National Enquirer, are posting higher profits. In addition, the company has generated significant improvements in Bank EBITDA during this period.

Regarding his new position, Mr. Durbin commented, “Joining AMI is a tremendous opportunity for me. David Pecker has outlined his brand strategies and I’m confident that my past experience makes me more than equal to the challenges ahead, including maintaining the exceptional standards and practices that Jack Craven has established for the accounting group.”

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S. These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and The National Enquirer. In addition to print properties, AMI owns Distribution Services, Inc., the country’s #1 in-store magazine merchandising company.

Contact:	Todd Fogarty
Kekst and Company
212-521-4854

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